Exhibit 10.4
Private and Confidential
July 5, 2005
Andy Micallef
555 Union BLVD
Allentown, PA 18109
Dear Andy:
Agere strives to deliver the best customer experience to companies we serve around the world. To meet this challenge and enhance market position, we encourage key employees to participate in international assignments to sharing talent, expertise and skills throughout our regions. This program enables us to strategically leverage knowledge and build capability in order to consistently exceed our customers’ high standards.
On behalf of Agere, it is my pleasure to extend an offer to you for an international assignment in Singapore. We strongly believe that your skills, qualifications, and credentials will greatly contribute to our success.
This letter confirms our mutual understanding of the terms and conditions that apply to your international assignment with OPS Supply Chain Management & Quality in the position of VP, Front End Operations & Procurement effective as of July 1, 2005. Your office will be located in 3 Kallang Sector,Kolam Ayer Industrial Park, Singapore and you will report directly to Peter Kelly. We have included many important details about your international assignment in this letter, so it is important that you read it thoroughly.
Your international assignment in Singapore is contingent upon your acceptance of the terms and conditions outlined in this letter and upon obtaining the appropriate government medical clearances, entry documents, visas and/or work permits if applicable. The Company will assist you in obtaining these documents. This assignment letter does not create a contract of employment between you and the company for any specified period. The terms and conditions of your employment, and termination of employment (voluntary or involuntary), will be governed by the laws of the United States.
The terms and conditions outlined in this letter will be in effect only for the period of your employment with the Company at this international assignment location. The period of your assignment in Singapore is not expected to exceed 36 months, ending on or before June 30, 2008. Agere reserves the right to amend the terms of this assignment at any time.

It is very important to the Company that you are well prepared for your assignment and have all of your concerns addressed to the best our ability. We want your international assignment to be beneficial to the Company and for you personally and professionally. If you have any questions before submitting this letter, please feel free to contact Amar Bouakiz at 610-712-5185.
SIGNATURE

/s/ Peter Kelly	7/15/05

Peter Kelly	Date
EVP, Global Operations
I accept the terms and conditions described in this letter and those outlined in the Company’s International Assignment Policy, contingent on finding acceptable schooling for special need child.
SIGNATURE

/s/ A. Micallef	7/15/05

Andy Micallef	Date
VP, Front End Operations & Procurement
Return original signed letter to:
Amar Bouakiz
HR Manager
1110 American Parkway NE
Allentown, PA 18107

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Attachment

Compensation

Total Compensation	Your total compensation arrangement has been developed under an approach aimed at maintaining your standard of living during the international assignment at a level closely approximating the standard of living of a home country counterpart working for Agere in Allentown, PA, whose base pay and family size are the same.

Base Pay	While on assignment in Singapore, base salary reviews and performance-related incentives will continue to be determined within your Agere’s United States guidelines.

Base Salary	250,000 USD	Your annual base salary rate will continue to be paid from your home country payroll on a monthly basis.

Stock Purchase Plan/Stock Options	As you are eligible for our stock option and purchase plan, you may continue to participate in both at the point of origin plan. Eligibility for equity-based programs, such as the stock option or stock purchase plan, will be determined in accordance with the terms of each plan or program. Agere will not assume responsibility for any tax liability as a result of the exercise of stock options. Agere views the exercising of stock options and other tax and investment decisions as solely your responsibility. A professional tax consultation will be provided prior to your departure to assist you with decisions regarding these and other tax matters.

Tax Equalization	The intent of the tax equalization program is that your ultimate tax deduction will be similar to that which you would have paid in the home country had you not received assignment-related compensation or special tax considerations. This is subject to certain limitations described more fully in the Tax Equalization Policy guidelines to be provided by your tax consultant.

The policy guidelines have three major objectives:
•	To ensure good business citizenship regarding international assignee’s tax compliance in every location in which the Company operates and to eliminate the risk of non-compliance with local law, tax regulations, and exchange controls

•	To ensure international assignee mobility in order to meet the Company’s international staffing needs. This means, from a tax perspective, the international assignee should have no incentive or disincentive to accept an assignment, to transfer from one assignment to another or to be repatriated.

•	To minimize assignment costs using effective tax planning techniques that are legally acceptable and practical to implement

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Annual Hypothetical Tax (Negative Allowance)	68,808 USD	Income and social taxes assessed against an employee on an international assignment are generally significantly higher than what a counterpart living in Allentown, PA and working for the Company in Allentown, PA would incur. This results because taxable wages include not only base salary and performance-related incentives (like bonuses), but also allowances, such as the G&S Allowance, Company-paid housing, relocation, etc.

The Company will pay, either directly or indirectly through reimbursement, the actual income tax and social tax obligations arising from your total compensation arrangement. Your share will be collected in two-steps:
Your ‘estimated’ Share, called a ‘Hypothetical Tax’ will be deducted from your base salary during the tax year. This deduction works like payroll tax ‘withholdings’, but is not paid to any host country or home country tax authority. The ‘Hypothetical’ deducted from your base salary during the current United States tax year will be at an annualized rate of 68,808 USD. Incentive payments are also subject to a ‘Hypothetical Tax’ at an appropriate level.
The Company will equalize the tax (except for spousal foreign earned income) on any outside income (losses) through a tax equalization calculation that is made in connection with the preparation and filing of your actual annual income tax return(s) with the appropriate host country and home country taxing authorities. The tax equalization calculation, which also takes any personal deductions into account, will determine your ‘Actual Tax’ based on company sourced income.

The ‘Actual Tax’ differs from the ‘Hypothetical Tax’ in that the latter is an estimate, while the former is the ‘final’ for the involved tax year. When the sum total of the ‘Hypothetical Tax’ deductions collected during the tax year is less then the ‘Actual Tax’ calculated, the difference represents an amount due the Company from the employee. When the sum total of the ‘Hypothetical Tax Norm’ deductions collected during the tax year is greater than the ‘Actual Tax’ calculation, the difference represents an amount due the employee from the Company. The accounting firm of KPMG will confidentially assist you in the preparation and filing of your host country and home country tax returns and will prepare the tax equalization calculation. You must cooperate with KPMG to ensure the accurate and timely preparation of your actual tax returns.
Pre-Departure Benefits/Services

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Familiarization Trip	Provided before acceptance of assignment to aid in decision-making. Reimbursement for one round-trip for assignee for up to nine (9) days (including travel time):
•	Airfare according to Agere’s business travel policy and normal and reasonable ground transportation

•	Lodging and meal expenses according to Agere’s business travel policy

•	Reasonable miscellaneous expenses including luggage handling, customary gratuities, and duties upon initial entry into the host country

Should be scheduled in conjunction with a business trip.

Medical Examination	Agere requires that assignees have physical health examinations prior to departure on assignment. Agere will reimburse all costs not covered by insurance. The reimbursement includes any necessary tests or inoculations recommended by a responsible medical authority. You may also be required to pass certain medical examinations, a condition of entry to the host country. You should contact International SOS at 215-245-4747, toll free 800-523-6586 or www.internationalsos.com, member # 11BMS00117 to go over your special assignment’s medical requirements

Visa/Work Permit	Your assignment is subject to a valid work permit being issued/renewed. The assignment becomes effective following the receipt/renewal of relevant work and residence permits. We will coordinate the application for the necessary work permit/visa.

Passports	A valid passport is required to apply for a business visa or work permit. Your passport should be valid until at least six months after the date your global assignment will end. If you do not currently possess a valid passport, Agere will reimburse you for expenses needed to obtain it.

Personal, Financial, Legal Considerations	Updating/drawing up wills is recommended; necessary and reasonable associated costs reimbursed.

Home Country Residence	It is Agere’s intent to cover the differences in housing costs between the home and host countries. This is done by providing a housing allowance in the host location. As you are retaining your home during your assignment, you will not be charged a home country housing deduction.

• Home Maintenance Allowance (Homeowner)	429 USD	.1% of original purchase price of home per month for routine maintenance of principal home-country residence, property management expenses or storage of furnishings. Minimum payment of US$150/mo.
• 1st year payment included as a Lump Sum.
• Documentation: HUD closing statement

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Tax Review Consultation	You will participate in a tax planning review with a representative from KPMG, Agere’s designated tax advisor. This tax consultation will provide you with information regarding the potential tax impact that a long-term global assignment may have on your personal financial situation.

Intercultural Training	Agere will offer a formal two-day intercultural training program for you and your spouse/spousal equivalent, as well as for your accompanying children eight years of age and older to assist you and your family in adjusting to a new culture, a new job, a new school, and a new way of life. This intercultural training program is designed to integrate and balance corporate objectives and your personal and professional goals.

International Assignee Relocation Allowance	20,833 USD	One-time allowance, amount = one month’s new base salary. Covers non-reimbursable items like small appliances, renter’s insurance, phone hookups, bank fees, driver’s license.

Expatriate Premium	4,166.66 USD	Monthly Expatriate Premium Allowance paid for the duration of the assignment. To be issued by Agere US Payroll

Home Automobile Disposition	One-time allowance of US$2,000 per vehicle to assist with the disposition of up to two registered, operable automobiles (one if single, and two if accompanied by family), with regard to sale, lease cancellation, storage, or shipment. Documentation: Proof of ownership (Title-best documentation, if not available, registration)

Spousal Support	Separate annual lump sum payment of US$2,000 per assignment year for activities such as pursuing educational opportunities, job search assistance, purchasing a computer, trip home, etc.

Shipment of Household Goods	Agere-designated moving company will pack, insure, transport and unpack personal effects.
 Furnished host country housing typically provided. Air shipment of personal effects and household items using standard industry guidelines based on volume.
Container sizes:
          • Married with dependents: one LDN size container (1000lbs.)
If furnished host housing not available and furniture allowance not provided, surface and air shipment as follows:
          • Married with dependents: one 40 ft. container plus D container per adult, one E container (250 lbs.) per child

Insurance: Full replacement value, up to maximum of $150,000 for shipments using 40-foot container.

Temporary Living	Maximum reimbursable interim living period in home/host countries combined is 30 days.
Lodging, a meal and incidentals per diem (per diem 50% for children 12 and under) and limited auto rental is covered.

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En Route Travel	• Reimbursement for one-way transportation costs for IA and family via most direct route
•	Airfare according to Agere’s corporate travel policy

•	Normal and reasonable rental car expense

•	Lodging and meal expenses according to Agere’s business travel policy

•	Reasonable miscellaneous expenses including luggage handling, reasonable excess baggage fees, taxi and airport transfer expenses, customary gratuities, and duties upon initial entry into the host country
Post-Arrival Benefits/Services

Host Country Housing Maximum	Will Determine after your exploratory Trip	Housing at an international assignment location is determined by taking into account family size, base salary level and the types of housing available. Considering those factors and an independent research firm’s survey, you should be able to find suitable housing in Singapore.
If you rent housing that exceeds your housing allowance or budget, the excess rent amount will be your responsibility to pay.

Settling-In Services	To help ensure a smooth transition to the host country, assistance is available for the following:
•	School information/appointments and registration

•	Drivers license and auto registration

•	Shopping fundamentals (groceries, appliances, furniture)

•	Medical facility options

•	International community networks

•	Recreation/leisure

•	Local law enforcement agencies

•	Community registration

•	Set up of local banking arrangements

•	Identifying referrals for household help

•	Introduction to public transportation options and emergency issues and procedures.

Host Country Transportation	During your assignment, you will be provided with a monthly transportation allowance of S$3,600 as per our host country policy. Cendant Mobility will assist you with the lease of a vehicle.

Dependent Education	- Local school for children 3 and up excluding college reimbursable.
- Reimbursement of expenses for normal curriculum at Int’l/other school, if “free” local schools unacceptable; includes tuition, registration fees, books, uniforms, if required, and transportation provided by the school.
 If neither are available, Agere will designate nearest boarding school, reimburse education expenses and two round-trip economy airfares per school year.
Home study program and required tutoring also covered.

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Goods & Services (G&S)	1,335 USD (Monthly)	G&S differential paid to compensate for higher prices in host location based on independent consultant data.
Your G&S Allowance will be reviewed and adjusted for price movement in both the Host and Home country’s “G&S market baskets” and by currency exchange rate movement as recommended by the independent research firm’s revised survey data. G&S Allowance adjustments are also made in conjunction with base salary increases and changes in your family size at the assignment location.

Vacation/Home Leave	While on assignment in Singapore you will continue to earn and must schedule your vacation in accordance with your United States Vacation Policy.
Agere will reimburse home leave airfare and reasonable travel expenses between your host and home location once a year for you and your family after you have been in the host location for at least six months. Time used for home leave will be charged against normal vacation time accrued.

Personal Emergency Leave	In the event of critical illness or death of a member of your (or your spouse’s) immediate family, Agere will reimburse reasonable travel expenses beyond the amount that would normally have been incurred at home for you. Should you, your spouse or any of your accompanying dependents suffer critical illness or death, Agere will provide round trip airfare to the host country for one member of your immediate family living in the home country.

Evacuation	If there is an emergency evacuation due to the possibility of war, civil strife, sabotage, and/or natural disasters, Agere will designate an evacuation site/city for you and your family. Agere will assume full transportation and living expenses for you and your family while you are at the evacuation location.

Worldwide Emergency
Assistance Services	To safeguard you when traveling on business and while on an expatriate assignment, Agere has contracted International SOS to provide worldwide emergency assistance services 24 hours a day, 365 days a year.
Some of the services available are:
• Security evacuation assistance
• Access to security crisis center
• Emergency translation services
• Country Guides
• Access to International SOS Clinics (Primary Care and Emergency Services)
• Travel Security Reports
For more information visit: www.internationalsos.com

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Administrative Services: Terms & Conditions

Work Schedule	You agree to observe the work schedule in effect at your place of assignment and that you will not be entitled to overtime pay should the responsibilities of your position require, from time to time, that your work exceed this schedule.

Code of Conduct	While on assignment in Singapore, the Company expects that you will obey other countries’ laws and regulations and respect lawful customs. Naturally, we would expect that you would not engage in any employment or business which conflicts with the Company’s business interest.

Repayment Agreement	In the event you voluntarily terminate your employment before the end of your assignment or within six months following repatriation, you will be required to reimburse Agere for all the relocation expenses and assignment benefits paid to you or on your behalf by Agere

Extension of Assignment	In the event you remain on assignment with the Company in Singapore beyond the intended duration of 36 months, the Company reserves the right to amend the terms and conditions outlined in this letter.

Reassignment	You are subject to reassignment to any of the company’s locations. On reassignments, the company attempts to take into account a number of factors, including personal goals and desires, experience, performance, needs of the Company, etc. While a sincere effort is made to accommodate the needs and requirements of you as an individual, the final decision lies with the Company.

Termination of Employment	The laws of your home country will govern the terms and conditions of your employment and termination of employment, voluntary or involuntary.
In the case of an involuntary termination, Agere will provide return trip airfare for you to your point of origin in accordance with business travel policy, and will return all your household goods to your point of origin according to your original agreement. The return must be completed within 30 days after the effective date of termination.

Career /Repatriation Planning	The process of managing your career and planning for repatriation requires as much care and attention as your initial move to the host country. Please make sure that: You keep in touch with your home country Your performance and development is tracked You receive guidance for career planning and that suitable job opportunities are monitored for repatriation.

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Repatriation	As part of your repatriation back to your home country, Agere will cover the following benefits: Host Country Departure Programs: Lease Cancellation, etc.

Resettlement Allowance (lump sum equal to one month’s salary) Household Goods (same size shipment as expatriation — container sizes) Return Travel Expenses (transportation via most direct route reimbursed) Temporary Living Expenses (combined home/host countries reimbursement, 30 days)
Repatriation integration program in support of your repatriation to the United States

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